Exhibit 3.1

ELEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIRGIN AMERICA INC.

Virgin America Inc. (the “Corporation”), a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Virgin America Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 26, 2004 under the original name Best Air Holdings, Inc.

2. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 242 and 245 of the DGCL and by the written consent of its stockholders in accordance with Section 228 of the DGCL.

3. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE ONE

NAME

The name of the corporation is Virgin America Inc. (the “Corporation”).

ARTICLE TWO

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE FOUR

CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares of stock which the Corporation is authorized to issue is 760,000,000 shares, of which 650,000,000 shares shall be shares of voting common stock, par value $0.01 per share (the “Voting Common Stock”), 100,000,000 shares shall be shares of non-voting common stock, par value $0.01 per share (the “Non-Voting Common Stock,” and together with the Voting Common Stock, the “Common Stock”), and 10,000,000 shares shall be shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Section 2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series by resolution or resolutions, to determine and fix such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations, and restrictions thereof, of such shares including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to any other series of Preferred Stock. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Subject to the rights of holders of any series of Preferred Stock outstanding, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Eleventh Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”).

Section 3. Common Stock. Except as stated in this Certificate of Incorporation, the holders of shares of Common Stock shall have such rights as are set forth in the DGCL and, to the extent consistent therewith, such rights as are set forth below:

(a) Conversion. Each share of Non-Voting Common Stock shall be convertible, at the option of the holder thereof at any time and from time to time, into one fully paid and non-assessable share of Voting Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates, if any, representing the shares of Non-Voting Common Stock to be converted at any time during normal business hours at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, if any, into an equal number of shares of Voting Common Stock, and (if so required by the Transfer Agent) by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to this Section 3(a) of Article Four. To the extent permitted by law, such conversion shall be deemed to have been effected at the close of business on the date of such surrender. Subject to the last sentence of Section 3(c) of this Article Four, immediately upon conversion of shares of Non-Voting Common Stock, the rights of the holders of shares of Non-Voting Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Voting Common Stock. The issuance of certificates, if any, for shares of Voting Common Stock upon conversion of shares of Non-Voting Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Non-Voting Common Stock converted, then the individual, entity or other person requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(b) Voting. Except as otherwise provided herein or by applicable law, the holders of Voting Common Stock, as such, shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation, and the holders of Non-Voting Common Stock, as such, shall have no right to vote on any matters to be voted on by the stockholders of the Corporation.

(c) Dividends. Subject to the rights of holders of any series of Preferred Stock outstanding, the holders of Voting Common Stock and the holders of Non-Voting Common Stock shall be entitled to share equally, on a per-share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that (i) if dividends are declared or paid in shares of Common Stock, the dividends payable to holders of Voting Common Stock shall be payable in Voting Common Stock, and the dividends payable to the holders of Non-Voting Common Stock shall be payable in Non-Voting Common Stock, and (ii) if the dividends are declared and paid in other voting securities of the Corporation, the Corporation shall pay to each holder of Non-Voting Common Stock dividends consisting of non-voting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities of the Corporation so declared and paid on the Voting Common Stock. Notwithstanding the foregoing, if the date on which any share of Non-Voting Common Stock is converted into Voting Common Stock pursuant to Section 3(a) of this Article Four is after the record date for the determination of the holders of Non-Voting Common Stock entitled to receive any dividend and prior to the date on which such dividend is to be paid to such holders, the holder of the Voting Common Stock issued upon the conversion of such converted share of Non-Voting Common Stock will be entitled to receive such dividend on such payment date; provided, however, that to the extent that such dividend is payable in shares of Non-Voting Common Stock, no such shares of Non-Voting Common Stock shall be issued in payment thereof, and such dividend shall instead be paid by the issuance of such number of shares of Voting Common Stock into which such shares of Non-Voting Common Stock, if issued, would have been convertible on such payment date.

(d) Liquidation, Dissolution, etc. Subject to the rights of holders of any series of Preferred Stock outstanding, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Voting Common Stock and the holders of Non-Voting Common Stock shall be entitled to share equally, on a per-share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(e) Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(f) Equal Status. Except as expressly provided in this Article Four, shares of Voting Common Stock and Non-Voting Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respect as to all matters. In any merger, consolidation, reorganization or other business combination, the consideration received per share by the holders of the Voting Common Stock and the holders of the Non-Voting Common Stock in such merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, then the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of the Voting Common Stock and Non-Voting Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided further, that, if the holders of the Voting Common Stock or the holders of the Non-Voting Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of the other class are granted identical election rights. Any consideration to be paid to or received by holders of Voting Common Stock or holders of Non-Voting Common Stock pursuant to any employment, consulting, severance, non-competition or other similar arrangement approved by the Board of Directors, or any duly authorized committee thereof, shall not be considered to be “consideration received per share” for purposes of the foregoing provision, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, such merger, consolidation, reorganization or other business combination.

(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class or series of stock, and as otherwise permitted by law. Subject to the requirements of applicable law, and except as otherwise provided by this Certificate of Incorporation, the Corporation shall have the power to purchase any shares of any class or series of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class or series of stock, and as otherwise permitted by law.

ARTICLE FIVE

RESTRICTIONS ON OWNERSHIP

Section 1. Limitations of Ownership by Non-Citizens. All (i) Voting Common Stock, (ii) Non-Voting Common Stock, and (iii) Preferred Stock (collectively, “Equity Securities”) shall be subject to the following limitations:

(a) Non-Citizen Voting and Ownership Limitations. In no event shall persons or entities who fail to qualify as a “citizen of the United States,” as the term is defined in Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as amended, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the United States Department of Transportation, its predecessors and successors, from time to time (the “Applicable Law”), including any agent, trustee or representative of such persons or entities (“Non-Citizens”), be entitled to own (beneficially or of record) or control Equity Securities representing in excess of (i) the percentage provided for under Applicable Law of the aggregate votes of all outstanding Equity Securities of the Corporation (the “Voting Limitation”) and (ii) the percentage provided for under Applicable Law of all outstanding Equity Securities of the Corporation (the “Outstanding Limitation”), in each case as more specifically set forth in the Bylaws of the Corporation. As of the effectiveness of the filing of this Certificate of Incorporation (the “Effective Time”), and for informational purposes only, under Applicable Law, the Voting Limitation is 24.9%, and the Outstanding Limitation is 49.9% (the “Cap Amounts”).

(b) Enforcement of Cap Amounts. Except as otherwise set forth in the Bylaws, the restrictions imposed by the Cap Amounts shall be applied to each Non-Citizen in reverse chronological order based upon the date of registration (or attempted registration) on the separate stock record maintained by the Corporation or any transfer agent for the registration of Equity Securities held by Non-Citizens (the “Foreign Stock Record”) or the stock transfer records of the Corporation. At no time shall the Equity Securities held by Non-Citizens be voted, unless such shares are registered on the Foreign Stock Record. In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any Equity Securities, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a United States air carrier. In the event that any transfer of Equity Securities to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) more than the Outstanding Limitation, such transfer shall be void and of no effect and shall not be recorded in the books and records of the Corporation. The Bylaws shall contain provisions to implement this Article Five, including, without limitation, provisions restricting or prohibiting the transfer of Equity Securities to Non-Citizens and provisions restricting or removing voting rights as to Equity Securities owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder.

Section 2. Legend. Each certificate or other representative document for capital stock of the Corporation (including each such certificate or representative document for such capital stock issued upon any permitted transfer of capital stock) shall contain a legend in substantially the following form:

THE SECURITIES OF VIRGIN AMERICA INC. REPRESENTED BY THIS CERTIFICATE OR DOCUMENT ARE SUBJECT TO OWNERSHIP AND VOTING RESTRICTIONS WITH RESPECT TO CERTAIN SECURITIES HELD BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS THE TERM IS DEFINED IN SECTION 40102(a)(15) OF SUBTITLE VII OF TITLE 49 OF THE UNITED STATES CODE, AS AMENDED, IN ANY SIMILAR LEGISLATION OF THE UNITED STATES ENACTED IN SUBSTITUTION OR REPLACEMENT THEREFOR, AND AS INTERPRETED BY THE UNITED STATES DEPARTMENT OF TRANSPORTATION, ITS PREDECESSORS AND SUCCESSORS, FROM TIME TO TIME. SUCH OWNERSHIP AND VOTING RESTRICTIONS ARE CONTAINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE BYLAWS OF VIRGIN AMERICA INC., AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF SUCH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE BYLAWS SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF THE SECURITIES REPRESENTED HEREBY UPON WRITTEN REQUEST TO THE SECRETARY OF VIRGIN AMERICA INC.

ARTICLE SIX

BOARD OF DIRECTORS

Section 1. Powers of the Board. Except as otherwise provided by this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Classification of the Board. Subject to the rights of holders of any series of Preferred Stock outstanding with respect to any directors elected (or to be elected) by the holders of such series, the directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. The Board of Directors may assign directors in office at the time this Certificate of Incorporation becomes effective to their respective classes. At the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation (the “Qualifying Record Date”), the term of office of the Class I directors shall expire, and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class II directors shall expire, and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class III directors shall expire, and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this Section 2 of Article Six, each director shall serve until his successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3. Number of Directors. Subject to the special rights, if any, of one or more series of Preferred Stock to elect directors, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the affirmative vote of the whole Board of Directors. The term “whole Board of Directors” shall mean the total number of directors of the Corporation, as set by the Board of Directors pursuant to this Section 3, that the Corporation would have if there were no vacancies and no unfilled newly-created directorships. Notwithstanding anything to the contrary in this Certificate of Incorporation or the Corporation’s Bylaws, the number of Non-Citizens who shall be qualified to serve as members of the Board of Directors shall at no time exceed the limitations provided under Applicable Law (which, as of the Effective Time and for informational purposes only, is one-third (33.33%) of the total number of members then serving on the Board of Directors). If the number of Non-Citizens serving on the Board of Directors at any time exceeds the limitations provided under Applicable Law, one or more directors who are Non-Citizens shall, in reverse chronological order based on their tenure of service on the Board, shall cease to be qualified as directors and shall automatically cease to be directors.

Section 4. Removal of Directors. Subject to the special rights, if any, of holders of one or more series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time only with cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote in the election of such directors.

Section 5. Vacancies. Subject to the special rights, if any, of holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy or newly created directorship was created or occurred and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

Section 6. Bylaws. The Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation.

Section 7. Elections of Directors. Elections of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

Section 8. Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE SEVEN

STOCKHOLDERS

Section 1. Actions by Consent. Subject to the rights of holders of any series of Preferred Stock outstanding, any action required or permitted to be taken by the stockholders of the Corporation may only be effected by a consent or consents, in writing or in electronic transmission or transmissions, setting forth the actions so taken, and executed by all of the holders of outstanding stock that would be entitled to vote on such action at a properly called meeting, in lieu of a meeting by such stockholders.

Section 2. Special Meetings of Stockholders. Subject to the rights of holders of any series of Preferred Stock outstanding, special meetings of stockholders of the Corporation may be called at any time by the Board of Directors, chairperson of the Board of Directors, chief executive officer or president (in the absence of a chief executive officer), but such special meetings may not be called by any other person or persons.

Section 3. Meeting Location. Meetings of stockholders may be held within or without the State of Delaware. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors.

Section 4. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE EIGHT

LIABILITY AND INDEMNIFICATION

Section 1. Director Limitation of Liability. To the maximum extent permitted by Delaware law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If Delaware law is amended or interpreted after approval by the stockholders of this Article Eight to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended or interpreted.

Section 2. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness or otherwise) in any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, including any and all appeals, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Corporation (including service with respect to employee benefit plans) or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee, employee or agent (hereafter an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware law, as the same exists or may hereafter be amended or interpreted, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any interest, assessments or other charges imposed thereon, and any federal, state, local or foreign taxes imposed on any Indemnitee as a result of the actual or deemed receipt of any payments under this Article Eight) actually or reasonably incurred by such person in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter “Expenses”); provided, however, that except as to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if the Proceeding (or part thereof) was authorized in the first instance by the Board of Directors of the Corporation.

Section 3. Advancement of Expenses. Expenses incurred by an Indemnitee in defending a Proceeding shall be paid to the fullest extent not prohibited by law by the Corporation in advance of the final disposition of such Proceeding. Expenses shall be advanced only upon delivery to the Corporation of an undertaking, by or on behalf of an Indemnitee, to repay such Expenses if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article Eight or otherwise. Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to pay to an Indemnitee in advance of the final disposition of a Proceeding, except as to Proceedings to enforce rights to advancement, Expenses relating to a Proceeding (or part thereof) instituted against the Corporation by such Indemnitee.

Section 4. Not Exclusive Remedy. The rights to indemnification and to the advancement of Expenses conferred on any Indemnitee in this Article Eight shall not be exclusive of any other rights that such Indemnitee may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, provision of the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Contract Rights. The rights conferred upon Indemnitees in this Article Eight shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 6. Amendment or Repeal. Any repeal or modification of the provisions of this Article Eight by the stockholders of the Corporation shall not adversely affect any right or protection of any Indemnitee with respect to any act or omission that is the subject of the action, suit or proceeding for which indemnification or advancement of expenses is sought occurring prior to the time of such repeal or modification.

ARTICLE NINE

DGCL SECTION 203

The Corporation elects to be governed by Section 203 of the DGCL (or any successor provision thereto).

ARTICLE TEN

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to this Article Ten. If any action the subject matter of which is within the scope of this Article Ten is filed in a court other than the Court of Chancery of the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware in connection with any action brought in any such court to enforce this Article Ten (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE ELEVEN

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * *

IN WITNESS WHEREOF, the undersigned have executed this Restated Certificate of Incorporation on this 19th day of November, 2014.

VIRGIN AMERICA INC.

By:	/s/ C. David Cush
C. David Cush
President and Chief Executive Officer

By:	/s/ John. J. Varley
John J. Varley
Secretary

[Signature Page to Virgin America Inc.

Eleventh Amended and Restated Certificate of Incorporation]